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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                           (Amendment No:__________)*

                          FREEPORT-MCMORAN SULPHUR INC.

 ------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 Par Value

 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   35671R-10-4

             -------------------------------------------------------
                                 (CUSIP Number)

                                FEBRUARY 23, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:                                            [X ] Rule 13d-(c)
                                                              [  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP NO.   35671R-10-4                                    PAGE  2  OF  6  PAGES
            -----------                                         ---    ---
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person         Joel M. Greenblatt

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2   Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization        USA

--------------------------------------------------------------------------------
                  5     Sole Voting Power                 50,313
  Number of
    Shares              --------------------------------------------------------
 Beneficially     6     Shared Voting Power               395,746
   Owned by
     Each               --------------------------------------------------------
  Reporting       7     Sole Dispositive Power            50,313
 Person With
                       --------------------------------------------------------
                  8     Shared Dispositive Power          395,746

--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person   446,059

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*    [ ]

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11  Percent of Class Represented by Amount in Row (9)     4.31%

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12  Type of Reporting Person*    IN

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                                  SCHEDULE 13G

CUSIP NO.  35671R-10-4                                  PAGE  3  OF  6  PAGES
           -----------                                       ---    ---
1   Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person      Gotham Capital V, LLC

--------------------------------------------------------------------------------
2   Check the Appropriate Box if a Member of a Group*                    (a) [ ]

                                                                         (b) [X]

--------------------------------------------------------------------------------
3   SEC Use Only

--------------------------------------------------------------------------------
4   Citizenship or Place of Organization        Delaware

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                  5     Sole Voting Power                 0
   Number of
     Shares             --------------------------------------------------------
  Beneficially    6     Shared Voting Power               355,079
    Owned by
      Each              --------------------------------------------------------
   Reporting      7     Sole Dispositive Power            0
  Person With
                        --------------------------------------------------------
                  8     Shared Dispositive Power          355,079

--------------------------------------------------------------------------------
9   Aggregate Amount Beneficially Owned by Each Reporting Person        355,079

--------------------------------------------------------------------------------
10  Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*   [ ]

--------------------------------------------------------------------------------
11  Percent of Class Represented by Amount in Row (9)     3.43%

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12  Type of Reporting Person*    00-Limited Liability Company

--------------------------------------------------------------------------------
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                                                           PAGE  4  OF  6  PAGES
                                                                ---    ---

THIS SCHEDULE 13G AMENDS AND REPLACES THAT CERTAIN SCHEDULE 13D FILED ON BEHALF OF THE FILING PERSONS NAMED HEREIN ON JANUARY 20, 1998.

ITEM 1.

     (a) Name of Issuer:  FREEPORT-MCMORAN SULPHUR, INC.
                          ------------------------------------------------------
     (b) Address of Issuer's Principal Executive Offices:  1615 POYDRAS STREET
                                                           ---------------------
         NEW ORLEANS, LA 70112
         ---------------------

ITEM 2.

     (a) Name of Persons Filing:
     (b) Address of Principal Business Office or, if none, Residence:
     (c) Citizenship:

                          Joel M. Greenblatt
                          100 Jericho Quadrangle
                          Suite 212
                          Jericho, NY 11753
                          (United States Citizen)

                          Gotham Capital V, LLC
                          100 Jericho Quadrangle
                          Suite 212
                          Jericho, NY 11753
                          (Delaware limited liability company)

     (d) Title of Class of Securities: common stock, $0.01 par value
                                       -----------------------------------------
     (e) CUSIP Number: 35671R-10-4
                       ---------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [   ]  Broker or Dealer registered under Section 15 of the Act
     (b)  [   ]  Bank as defined in section 3(a)(6) of the Act
     (c)  [   ]  Insurance Company as defined in section 3(a)(19) of the Act
     (d)  [   ]  Investment Company registered under section 8 of the Investment
                 Company Act of 1940
     (e)  [   ]  Investment Adviser registered under section 203 of the
                 Investment Advisers Act
     (f)  [   ]  Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of
                 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)
     (g)  [   ]  Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)
                 (G) (Note: See Item 7)
     (h)  [   ]  A Savings Association as defined in Section 3(b) of the Federal
                 Deposit Insurance Act
     (i)  [   ]  A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
                 Company Act of 1940
     (j)  [   ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J)

    If this statement is filed pursuant to ss.240.13d-1(c), check this box [X].

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                                                          PAGE  5  OF  6  PAGES
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ITEM 4.    OWNERSHIP

    Provide the following information as of that date and identify those shares which there is a right to acquire.

    JOEL M. GREENBLATT*

    (a)  Amount Beneficially Owned: 446,059
                                   ---------------------------------------------
    (b)  Percent of Class: 4.31%
                          ------------------------------------------------------
    (c)  Number of shares as to which such person has:

           (i)  sole power to vote or to direct the vote: 50,313
                                                         -----------------------

          (ii)  shared power to vote or to direct the VOTE: 395,746
                                                           ---------------------

         (iii)  sole power to dispose or to direct the disposition of: 50,313
                                                                      ----------

          (iv)  shared power to dispose or to direct the disposition of: 395,746
                                                                        --------
    GOTHAM CAPITAL V, LLC
    (a)   Amount Beneficially Owned: 355,079
                                    --------------------------------------------
    (b)   Percent of Class: 3.43%
                           -----------------------------------------------------

    (c)   Number of shares as to which such person has:

            (i)  sole power to vote or to direct the vote: 355,079
                                                          ----------------------
           (ii)  shared power to vote or to direct the vote: 0
                                                            --------------------
          (iii)  sole power to dispose or to direct the disposition of:  355,079
                                                                       ---------
           (iv)  shared power to dispose or to direct the disposition of: 0
                                                                         -------

*SHARES REPORTED FOR JOEL M. GREENBLATT INCLUDE SHARES BENEFICIALLY OWNED BY GOTHAM CAPITAL V, LLC AND GOTHAM CAPITAL VI, LLC, WHICH ENTITIES MAY BE DEEMED TO BE CONTROLLED BY MR. GREENBLATT, WHO IS THE MANAGER THEREOF.

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

    Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

    Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

    Not Applicable

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                                                          PAGE  6  OF  6  PAGES
                                                               ---    ---



ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

    Not Applicable

ITEM 10.  CERTIFICATION

    By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated this 23rd day of February, 1998.

                                    Gotham Capital V, LLC

                                    By: /s/ JOEL M. GREENBLATT
                                        --------------------------------------
                                        Joel M. Greenblatt, Manager

                                    Joel M. Greenblatt

                                    By: /s/ JOEL M. GREENBLATT
                                        --------------------------------------
                                        Joel M. Greenblatt